UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 23, 2012, Wes Allison was appointed Senior Vice President and Chief Accounting Officer of Station Casinos LLC (the “Company”).  Thomas M. Friel, the Company’s previous Chief Accounting Officer, will continue with the Company as Executive Vice President and Treasurer.

Mr. Allison’s employment agreement (the “Employment Agreement”) with the Company has a five-year term pursuant to which Mr. Allison will devote his full time and attention to the business and affairs of the Company.  The Employment Agreement provides for a base salary of $400,000.  Mr. Allison will also be eligible for a target bonus in an amount of 50% of his base salary based on achievement of mutually agreed upon goals and objectives and the overall performance of the Company; provided that the target bonus will be guaranteed for 2012 in an amount equal to $200,000.  Mr. Allison will also receive a grant of 404,342 profit units in Station Holdco LLC, the Company’s parent company, which will vest in four equal annual installments beginning on the first anniversary of the award date.

Mr. Allison served as the Chief Accounting Officer for Wynn Resorts from May 2006 to July 2012.  From August 2005 to May 2006, Mr. Allison was Vice President of Finance at the Venetian Hotel Resort Casino.  From December 1998 to June 2005, Mr. Allison worked in various positions at Caesar’s Entertainment, most recently as interim Chief Financial Officer.  Mr. Allison served as Corporate Controller of Station Casinos, Inc. from August 1995 to December 1998.  Prior to Joining Station Casinos, Inc., Mr. Allison worked at Arthur Anderson from December 1986 to August 1995.  Mr. Allison is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos LLC

Date: July 25, 2012	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President and Chief
Financial Officer